ARTICLES OF INCORPORATION

OF

WORLD FINANCIAL SYSTEMS COMPANY LTD.

KNOW ALL MEN BY THESE PRESENTS: That, the undersigned, natural person acting as sole incorporator, for the purpose of association to establish and form a Nevada Corporation under and pursuant to Chapter 78, Nevada Revised Statutes, for the transaction of business and objects of purpose, herewith adopts Articles of Incorporation, as hereinafter provided, and hereby declares and certifies, the following:

ARTICLE I   NAME:

The name of the Corporation is:

WORLD FINANCIAL SYSTEMS COMPANY LTD.

ARTICLE II.   RESIDENT AGENT:
The name of the resident agent of the Corporation shall be Corporation Services of Nevada, Inc., and the post office address is 3311 South Rainbow Boulevard, Suite 133, Town of Las Vegas, County of Clark, State of Nevada, 89146.

ARTICLE III.    REGISTERED OFFICE OF THE CORPORATION:

The registered office of the Corporation, within the State of Nevada, shall be 3311 South Rainbow Boulevard, Suite 133, Town of Las Vegas, County of Clark, State of Nevada, 89146. The Corporation may also maintain an office or offices at such other locations within or without the State of Nevada, as may from time to time be determined. Corporate business of every kind and nature may be conducted and meetings of Directors and Shareholders held outside the State of Nevada shall be as effectual for all purposes as though said meetings were held within the State of Nevada.

ARTICLE IV.   PURPOSE:

The purpose and nature of the business, or objects, or purposes to be transacted or carried on by this Corporation shall be as follows:

(a) To engage in any lawful activity; and

(b) To do all and everything necessary, suitable and proper to accomplish the foregoing, and to engage in any and every activity and business enterprise which the Board of Directors may, from time to time, deem to be reasonably necessary, providing the same not to be inconsistent with the Laws under which this Corporation is organized.

ARTICLE V.    CAPITAL STOCK:

The Corporation shall be authorized to issue two (2) classes of stock which shall total seventy-five million (75,000,000) shares, with a ($0.001)par value per share which shall be designated, as follows:

Class A Common Stock, and the total authorized capital of said stock of the Corporation shall amount to fifty million (50,000,000) shares, with a ($0.001)par value per share. Each Common Share entitles the holder to one vote at all meetings of shareholders (except meetings at which only holders of another specified class or series are entitled to vote), to receive dividends if, as and when declared by the directors and, subject to prior payment of all amounts payable in such circumstances to the holders of Preference Shares, to receive pro rata the net assets of the Corporation in the event of liquidation, dissolution or winding-up or other distribution of assets among its shareholders for the purpose of winding up its affairs. There are no preemptive, redemption, conversion, surrender or purchase rights attaching to Common Shares.

Class B Common Stock, and the total authorized capital of said stock shall amount to twenty-five million (25,000,000), with a ($0.001) par value per share. Each Series B share entitles the holder to 5 votes at all meetings of shareholders, to receive dividends if, as and when declared by the directors and, subject to prior payments of all amounts payable in such circumstances to the holders of Preference Shares, to be converted at any time at the discretion of the holder of the Series B Shares to Common Shares on a one for one basis, provided such conversion would not cause an over-hang in the market. Outside of the ability to convert to Common Shares, the holder of Series B Shares has no other rights to participate in the liquidation, dissolution or winding-up or other distribution of assets among its shareholders for the purpose of winding up its affairs.

Special Provisions, for the Establishment of Matters Regarding Class or Series of Stock and Other Securities Distribution, include, the following:

(a) The Corporation vests the authority in its Board of Directors to by Resolution of the Board increase or decrease the number of authorized shares for both the Common Series and B Series of stock. The Board may exercise such authority without consultation or approval of the Stockholders, as may be permitted by NRS 78.1955.

(b) The Corporation may from time to time prescribe other new stock classes, and new stock series.

(c) The Corporation vests the authority in its Board of Directors by Resolution of its Board prescribe other new classes, and new series, and the number of each new class or new series of stock and the voting powers, designation, preferences, limitations, restrictions and relative rights of each new class or new series of stock. The Board may exercise such authority without consultation or approval of the Stockholders, as may be permitted by NRS 78.1955(3).

(d) The Corporation expressly elects not to be governed by NRS 78.411 to 78.444 inclusive, as may be permitted by NRS 78.434.

ARTICLE VI.   DIRECTORS:

Section 6.01 Style of Governing Board. The members of the Governing Board of the Corporation shall be styled "Directors".

Section 6.02 Board of Directors. The Board of Directors of the Corporation shall consist of not less than one (1) Director. The number of Directors of the Corporation may from time to time be increases or decreased in such manner as shall be provided by the Bylaws of the Corporation, but the number of Directors shall not be reduced to less than one (1) Director.

Section 6.03 Initial Board of Directors. The initial Board of Directors of the Corporation shall consist of three (3) Directors designated as Director "A", Director "B", and Director "C", with a Chairman of the Board. Director "A", Director "B", and Director "C" will have one vote each at all meetings of the Board in which they are in attendance, and the Chairman of the Board will have two votes at all meetings of the Board of Directors in which he is in attendance. The Chairman of the Board is elected for a period of 5 years, Director "A' will be elected for a period of 4 years, Director "B" will be elected for a period of 3 years, Director "C" will be elected for a period of 1 year. Any Director may be removed from office by a vote in favor of removal of 60% of the total votes entitled to vote at any such shareholder meeting.

Section 6.04 Name and Address of Members. The names and addresses of the First Board of Directors who shall hold office until a successor or successors are duly elected and qualified are, as follows:

DIRECTOR "A" : Paul D. Brown
                                3311 South Rainbow Boulevard, Suite 133
                                Las Vegas, Nevada 89146

DIRECTOR "B" : Alexis Bernita Appel
                                3311 South Rainbow Boulevard, Suite 133
                                Las Vegas, Nevada 89146

DIRECTOR "C" : Anna Maria Rosicka
                                3311 South Rainbow Boulevard, Suite 133
                                Las Vegas, Nevada 89146

ARTICLE VII.   INCORPORATOR:

The name and post office address of the Incorporator is, as follow:       Libby A. Herlihy
      3311 South Rainbow Boulevard, Suite 133       Las Vegas, Nevada 89146

ARTICLE VIII.   NON-ASSESSABLE:

The Capital stock of the Corporation, after the amount of the subscription price, or pay value, has been paid in, shall not be subject to assessment.

ARTICLE IX.   PERIOD OF DURATION (TERM OF EXISTENCE):

The Corporation shall have perpetual existence.

ARTICLE X.   SPECIAL PROVISIONS:

The members of the Governing Board of the Corporation and the Shareholders of the Corporation shall not be individually liable for the debts or the liabilities of the Corporation, except that the holder of shares not fully paid shall be personally liable to the Corporation in amounts not to exceed the amount unpaid on the shares held by said shareholder, at the subscription price, then and only then, when there is a written contract of the subscription price. The Corporation eliminates to the full extent allowed by Nevada law the personal liability of any of its officers and directors of the corporation or its stockholders for breach of fiduciary duty as a director or officer.

THE UNDERSIGNED, being the sole and original Incorporator for the purpose of forming a Corporation to do business within or without the State of Nevada, and in pursuance of the general Corporation Laws of the State of Nevada, does make and file this Certificate, hereby declaring and certifying that the facts heretofore are true and, accordingly, I hereunto affix my signature or this 28th day of May, 2002.

                                                   by /s/ Libby a. Herlihy
                                                   Libby a. Herlihy
                                                   Incorporator

STATE OF NEVADA, COUNTY OF CLARK

On this 28th day of May, 2002, personally appeared before me, a Notary Public, Libby A. Herlihy, who acknowledges that she executed the foregoing document.

                                                   by /s/ John Strader
                                                   Notary Public in and for
                                                   said County and State